Exhibit 10.15

CONFIDENTIAL TREATMENT REQUESTED.  THIS DOCUMENT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED AND ARE MARKED HEREIN BY “[***]”.  SUCH REDACTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO THE CONFIDENTIAL TREATMENT REQUEST.

DISTRIBUTION AND SUPPLY AGREEMENT

Between

DR. REDDY’S LABORATORIES, INC.

And

CERAGENIX PHARMACEUTICALS, INC.

And

CERAGENIX CORPORATION

Dated

NOVEMBER 16, 2007

i

LIST OF SCHEDULES

SCHEDULE 1.8	Company’s Trade Marks

SCHEDULE 1.36	List of Patents

SCHEDULE 1.37	Product Information

SCHEDULE 1.45	Specifications

SCHEDULE 3.2(a)	Product Pricing Structure

SCHEDULE 4.3(a)	Form of Purchase Order

SCHEDULE 4.3(b)	Batch Size Requirements

SCHEDULE 6.12	Quality System and Design Control Agreement

SCHEDULE 8.1	Quality Agreement

SCHEDULE 10.2	Company Disclosure Schedule

ii

DISTRIBUTION AND SUPPLY AGREEMENT

THIS DISTRIBUTION AND SUPPLY AGREEMENT (this “Agreement”), dated as of November 16, 2007 (the “Effective Date”) is entered into by and among Dr. Reddy’s Laboratories, Inc., a corporation duly organised and existing under the laws of the state of New Jersey, having its place of business at 200 Somerset Corporate Boulevard, 7th Floor, Bridgewater, NJ 08807 (hereinafter referred to as “Distributor”) and Ceragenix Pharmaceuticals, Inc., a corporation duly organised and existing under the laws of the State of Delaware, having its place of business at 1444 Wazee Street, Suite 210, Denver, CO 80202, and Ceragenix Corporation  also  having its place of business at 1444 Wazee Street, Suite 210, Denver, CO 80202 (hereinafter Ceragenix Pharmaceuticals, Inc. and Ceragenix Corporation  shall be collectively referred to as “Company”).

PRELIMINARY STATEMENTS

A.            Company has the exclusive rights to appoint exclusive distributors for the Product.

B.            Distributor wishes to distribute such Product in the Territory as defined below and is willing and able to provide a competent distribution organization in such Territory.

C.            Company shall supply, either itself or through a contract manufacturer, Product for Distributor’s requirements as set forth below in the Territory.

Now, therefore, the Parties hereto, in consideration of the premises and mutual covenants and undertakings herein contained, agree as follows:

1.             DEFINITIONS

In this Agreement, the following terms shall have the following meanings:

1.1.         “510(k)” shall have the meaning set forth in Section 1.37.

1.2.         “Agreement” means the agreement between the Parties constituted by this document.

1.3.         “Affiliates” means any corporation, firm, limited liability company, partnership, or other entity that directly or indirectly controls, or is controlled by, or is under common control with a Party to this Agreement but only for so long as that control remains, whereafter that entity shall cease to be an Affiliate.  For the purpose of this definition, control means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

1.4.         “Applicable Laws” means, with respect to the Product, all laws, statutes and regulations of any governmental authority, including any Regulatory Authority, having jurisdiction over the manufacture, use, storage, import, transport, marketing, promoting or sale of the Product, as are in effect during the term of this Agreement.

1.5.         “Breaching Party” shall have the meaning set forth in Section 13.2(a).

1.6.         “Claims” shall have the meaning set forth In Section 14.1.

1.7.         “Company Target Audiences” means [***].

1.8.         “Company’s Trade Marks” means the trade marks as set out in Schedule 1.8.

1.9.         “Competitive Product” means [***].

1.10.       “Confidential Information” shall mean, for each Party, any and all information disclosed by one Party to the other Party, whether in oral, written, graphic, electronic form or otherwise acquired by a Party through visual inspection of tangible items or observation of the facilities of another Party, where such information is marked “CONFIDENTIAL” or is disclosed orally and, during the course of such oral disclosure, is indicated to contain confidential information and thereafter is summarized in writing as confidential within thirty (30) days; except any portion thereof which:

(a) is known to the Receiving Party at the time of disclosure, as evidenced by its written records;

(b) is disclosed to the Receiving Party by a Third Party having a legal right to make such disclosure, without restriction of disclosure;

(c) becomes patented, published or otherwise part of the public domain through no fault of the Receiving Party; or

(d) is independently developed by or for the Receiving Party without recourse to the other Party’s Confidential Information disclosed hereunder, as evidenced by the Receiving Party’s written records.

“Confidential Information” may include without limitation: (i) technical and product information; (ii) manufacturing information and processes; (iii) drawings, diagrams, schematics and specifications; (iv) marketing, customer, pricing, financial, and sales information; (v) regulatory information and materials; (vi) strategic and business plans; (vii) each Party’s intellectual property embodied in each Party’s products and materials; and (viii) sample products that may be furnished to either Party.  The information enumerated in clauses (i) through (viii) in the prior sentence shall be deemed Confidential Information of a party when disclosed to the other whether or not marked “CONFIDENTIAL” or, if disclosed orally, indicated to contain confidential information and thereafter is summarized in writing as confidential.

1.11.       “Contract Manufacturer” shall have the meaning as set forth in Section 4.1.

1.12.       “Contract Year” shall mean a period of twelve (12) consecutive months beginning on April 1 and concluding on March 31; provided however, that the first Contract Year of this Agreement with respect to the Product, shall commence on the Launch Date and shall end on the next March 31, and any obligations for such first Contract Year with respect to the Product shall be pro-rated based on the number of actual days in such partial year.

1.13.       “Cost(s)” means, in connection with the manufacture, labeling and packaging of the Product: (i) if such activities are conducted by Company, the cost of materials, labor, Third Party fees and expenses that are directly related to the manufacture, assay, quality assurance release testing and shipping of commercial Product, and variable overhead incurred in manufacturing plus the fully absorbed allocation of fixed overhead, in each case with respect to the facility at which such Product is manufactured and oversight, operation and management thereof, determined in accordance with GAAP; as evidenced by reasonably detailed supporting documentation and prepared consistently from period to period; and (ii) if such activities are conducted by a Contract Manufacturer on behalf of Company, the pass-through cost of the Products as paid by Company to such Contract Manufacturer and Third Party fees and expenses directly related to the manufacture, assay, quality assurance release testing and shipping of commercial Product.

1.14.       “Disclosing Party” shall have the meaning set forth in Section 15.1.

1.15.       “Distributor Brands” means any corporate marks, service marks, trademarks, housemarks, tradenames, trade dress, owned or used by Distributor, whether or not registered.

1.16.       “Distributor Competitive Product” means [***].

1.17.       “Distributor Trade Marks” shall have the meaning set forth in Section 12.3.

1.18.       “Defective Product” means Product that does not conform to the Specifications, including any relevant packaging and/or labelling specifications.

1.19.       “Effective Date” shall have the meaning as set forth in the introductory paragraph.

1.20.        “FDA” means the United States Food and Drug Administration.

1.21.       “Field” means: (i) with respect to the Product, all current and new uses for the Product within all target therapeutic audiences (subject to Company’s co-promotion rights set forth in Section 2.6) and; (ii) with respect to any Line Extensions implemented pursuant to Section 3.4, all uses of the Line Extensions within all target therapeutic audiences.

1.22.       “GAAP” means United States generally accepted accounting principles, consistently applied.

1.23.       “Force Majeure” means, in relation to either Party, any circumstances beyond the reasonable control of that Party (including, without limitation, fire, floods, embargoes, shortages, epidemics, quarantines, war, acts of God, acts, omissions or delays in acting by any governmental authorities and any strike, lock-out or other form of industrial action).

1.24.       “Insolvent Party” shall have the meaning set forth in Section 13.2(b).

1.25.       “Launch Date” with respect to the Product (or any Line Extension) means the first day on which Distributor’s first bona fide sale of the Product (or such Line Extension) to a non-Affiliate customer occurs in the Territory (which shall be deemed to be no later than the date of Distributor’s first shipment to a wholesaler).

1.26.       “Line Extension Data Package” shall have the meaning set forth in Section 3.4(b).

1.27.       “Line Extensions” means different pack sizes, pack types, or dosage forms of the Product, including reformulations of and enhancements to the Product (but, for the avoidance of doubt, excluding the Option Product).  As used in this Agreement, the term reformulation(s) shall also include changes in the qualitative or quantitative Product formulation provided such changed formulation(s) continues to be ceramide-dominant ratio of ceramides, lipids and cholesterol, including but not limited to additions, deletions, increases or reductions in Product components or ingredients.

1.28.       “Losses” shall have the meaning set forth in Section 14.1.

1.29.       “Medical Device Report (MDR) Reportable Event” means an event that Distributor or Company become aware of that reasonably suggests that one of the Products may have caused or contributed to a death or serious injury.

1.30.       “Net Sales” shall mean, with respect to Product, gross sales of the Product by Distributor, its Affiliates, Sales Agents and Sub-distributors for the period, less the following deductions: (1) promotional allowances, rebates, quantity and cash discounts, and other usual and customary discounts and allowances; (2) chargebacks, sales contract administrative fees, wholesaler fee for service charges and other payments to customers in connection with the sale; (3) discounts or rebates or other payments actually made under Medicaid, Medicare or other governmental special medical assistance programs; (4) amounts repaid, credited or lost by reason of rejections, damages, expired inventory or return of goods, or because of retroactive price adjustments; (5) amounts not collected after reasonable collection efforts; and (6) an amount equal to [***] percent ([***]%) of gross sales as an allowance for freight and insurance expenses in connection with delivery of the Product to customers.  All such deductions shall be determined on an accrual basis in accordance with GAAP.

1.31.       “NeoCeram” [***].

1.32.       “Option Product” shall mean [***].

1.33.       “Osmotics” means Osmotics Corporation.

1.34.       “Other Parties” shall have the meaning set forth in Section 13.2.

1.35.       “Parties” means Company and Distributor and “Party” means any of them as the context indicates.

1.36.       “Patent(s)” means those patents and/or patent applications owned or controlled by Company which have any claims covering the Product, a list of which are set forth on Schedule 1.36.

1.37.       “Product” means the prescription medical device that the Company has named “EpiCeram® Skin Barrier Emulsion Device” as detailed in Schedule 1.37.  The Product is registered in the US as a medical device under FDA 510(k) approval number K052643 (“510(k)”).  The approved indication for the Product is set forth in Schedule 1.37.  For purposes of clarity, the “Product” specifically excludes NeoCeram.

1.38.       “Quality Agreement” shall have the meaning set forth in Section 8.1.

1.39.       “Receiving Party” shall have the meaning set forth in Section 15.1.

1.40.       “Records” shall have the meaning set forth in Section 7.2(e).

1.41.       “Registration” or “Regulatory Approval” shall mean all necessary and appropriate regulatory approvals, licenses, registrations and authorizations from the appropriate Regulatory Authority, including pricing or reimbursement approval, to manufacture, use, store, import, transport, market, promote, sell, and place on the market the Product (or any Line Extension) in the Territory, as may be applicable, at any time, during the Term.

1.42.       “Regulatory Authority” shall mean any government or other authority or agency having jurisdiction within the Territory charged with issuing approvals, licenses, registrations or authorizations necessary for the manufacture, use, storage, import, transport, marketing, promotion, selling, and placing on the market of the Product.

1.43.       “Sales Agents” shall have the meaning set forth in Section 2.2.

1.44.       [***]

1.45.       “Specifications” shall mean the specifications for the finished Product as set out in the Regulatory Approval for the Product, including all packaging and labelling specifications.  The Specifications for the Product is attached as Schedule 1.45, as may be amended from time to time as provided in this Agreement.

1.46.       “Sub-distributors” shall have the meaning set forth in Section 2.2.

1.47.       “Territory” means the United States of America and its territories and possessions, including Puerto Rico (collectively, the “United States”), and any other countries added to the Territory pursuant to Section 2.7(a).

1.48.       “Term” shall have the meaning as set forth in 13.1.

1.49.       “Third Party” shall mean a natural person, corporation, proprietorship, partnership, trust, joint venture, governmental authority or other legal entity or organization other than the Parties and their Affiliates.

2.             APPOINTMENT AND ACCEPTANCE; OTHER RIGHTS

2.1.         Appointment of Distributor.  Subject to the terms and conditions of this Agreement, Company hereby appoints Distributor (including its Affiliates) as the exclusive (even as to Company, subject to Company’s co-detailing option and co-promotion rights set forth in Sections 2.5 and 2.6) distributor of the Product in the Field in the Territory.  Subject to the terms and conditions of this Agreement, Company hereby grants Distributor (including its Affiliates) a non-transferable, non-assignable right to reference and use the Registrations (including, with respect to the Product, the 510(k)), in connection with its right to distribute, use, import, promote, market, offer for sale, and/or sell the Product in the Field in the Territory.  Distributor hereby accepts such appointment.  Company covenants and agrees that it shall not grant rights to any Third Party to distribute, use, import, promote, market, offer for sale, and/or sell the Product or any Line Extensions (absent compliance with the terms of Section 3.4) in the Field in the Territory.  Subject to Distributor’s compliance with the terms and conditions of this Agreement, Company shall have no control or influence over the manner and mode of distribution, the marketing materials or strategy, Product advertising, or the sales or price of the Product in the Territory.  For purposes of clarity, the appointment of Distributor hereunder includes the right for Distributor to distribute, use, promote, market, offer for sale, and/or sell the Product in the Field in the Territory as either a prescription and/or, subject to Section 2.8, OTC product.

2.2.         Sales Agents and Sub-distributors.  Distributor may, at any time and without the consent of Company, appoint any non-stocking sales agents or sales representatives (collectively, “Sales Agents”) or stocking sub-distributors (“Sub-distributors”) to promote, distribute and sell the Product in the Territory.  If Distributor so appoints any Sub-distributors, the Sub-distributors shall be required to agree in writing for the benefit of Company to be bound by the applicable terms and conditions of this Agreement.  No appointment of any Sales Agents or Sub-distributors shall relieve Distributor of any obligation it otherwise would have under this Agreement.

2.3.         Distributor Brands.  Distributor hereby grants Company a non-transferable, non-assignable, non-exclusive license to use Distributor Brands solely for the purpose of labelling the Product in connection with its supply obligations under this Agreement.  The foregoing license shall be sub-licensable only to a Contract Manufacturer.

2.4.         Company’s Trade Marks.  Company hereby grants Distributor a non-transferable, non-assignable, non-exclusive license to use Company’s Trade Marks to distribute, use, import, promote, market, offer for sale, and/or sell the Product in the Field in the Territory.  The foregoing license shall be sub-licensable only to Distributor’s Affiliates, Sales Agents and Sub-distributors.

2.5.         Co-Detailing Option.  Company will have the option, beginning [***] after the Launch Date of the Product, to participate in the detailing of the Product in the United States.  In the event that Company exercises its option under this Section 2.5, the Parties agree to enter into a separate co-detailing agreement which shall include, but not be limited to, the following terms:

(a)             Company shall have the right to share the detailing effort, beginning [***] after the Launch Date, once Distributor has established a total baseline for the number of details to be performed for the Product.  Company shall perform a minimum of [***] percent ([***]%) to a maximum of [***] percent ([***]%) of details, based on and in addition to the total number of details established by Distributor as described above, for the Product, solely for the pediatric target audience.

(b)             Company shall be entitled to mutually agreed-upon detailing fees consistent with current market norms at the time of the option exercise; and

(c)             Distributor shall provide Company with all promotional materials (including samples, promotional materials, and other related materials) the costs of which shall be borne by Distributor.

For purposes of clarity, Distributor shall have the sole responsibility (which shall be exercised reasonably in the context of implementing this Company option) for developing, implementing and controlling the overall detailing plan for the Product, other than for the Company Target Audiences, even if Company exercised its option provided in this Section 2.5.

2.6.         Co-Promotion Right.

(a)             Generally:  Company shall have the exclusive right (even as to Distributor, its Affiliates, Sales Agents and Sub-distributors), to co-promote the Product to Company Target Audiences under reasonable terms and conditions to be memorialized in a definitive co-promotion agreement.  The Parties contemplate that the Product will be promoted in its current trade dress and labeling and pricing unless otherwise agreed between the Parties.

(b)             Clinical Trial and Marketing Expenses:  Should Company elect to pursue the commercial potential for the Product in any of the Company Target Audiences, Company shall perform and fund any clinical studies that are required or desired for use in such promotion of the EpiCeram® brand.  Company will also be responsible for developing all new marketing and sales force related selling materials, the cost for Product samples distributed, and for all sales force related plans and expenses associated with its fielding either directly or via a contract sales force to promote the Product to Company Target Audiences.  The design and conduct of any clinical trials, the copy for any new selling materials, and selling plans will be subject to review and reasonable approval by Distributor in order to not be inconsistent with other efforts in support of the Product and detrimental to the Product’s overall acceptance.  If new selling related materials are developed in connection with promotion to Company Target Audiences, and Distributor desires to use such materials in promotion to the primary target audiences, Distributor will have free access to use of these materials upon payment for any incremental printing and distribution costs.  Similarly, Distributor shall make available to Company Product training materials and promotional materials developed or used by Distributor, provided Company pays the incremental printing and distribution costs associated with such materials used by Company with the Company Target Audiences.

(c)             Monitoring of Co-Promotion Target Audience Sales:  The cost for establishing an audit system designed to measure sales attributable to Company Target Audiences will be borne by Company.  This audit system will be mutually agreed between the Parties, and a Third Party consultant will be utilized to design such a monitoring system which shall be based on objectively verifiable sales made by the Company for the Product in the Company Target Audiences.  With respect to Product prescriptions written by Company Target Audiences, the Parties agree to negotiate in good faith a mutually agreeable cost sharing arrangement for Products sold by Company to the Company Target Audiences which shall be included in the definitive co-promotion agreement described in Section 2.6(a).

2.7.         Rights of First Negotiation.

(a)             Company hereby grants Distributor an exclusive right of first negotiation to expand the Territory to include the right to distribute, market and sell the Product in each of the countries of [***] for a period of [***] months from the Effective Date.  During such [***] month period, Distributor may exercise such right at any time by sending notice of its interest in acquiring such rights in any of the foregoing countries to Company; provided however, that the period for entering into a mutually agreeable amendment to this Agreement to include such distribution rights shall expire at the end of the [***] period.  Notwithstanding the foregoing, the Parties may mutually agree to extend said period.  In the event that the Parties agree to add any such countries to the Territory, the definition of “Territory” shall be deemed to have been expanded to include such additional country(ies), subject to any amendment to this Agreement to revise the terms of this Agreement to reflect such expanded Territory.

(b)             In the event that Company desires to sell, partner, license or grant distribution rights to the Option Product, in the Territory as it is comprised at the time, to any Third Party, Company hereby grants Distributor an exclusive right of first negotiation to acquire such rights for a period of [***] days.  The [***] day first negotiation period shall commence upon delivery to Distributor of Company’s written notification of its intent to sell, partner, license or grant distribution rights to the Option Product, together with its proposed terms for such right, and shall expire [***] days thereafter.  Notwithstanding the foregoing, the Parties may mutually agree to extend said period.

2.8.         OTC Switch for Product.  Terms and conditions of a prescription to over the counter (OTC) switch strategy for Product in the Territory shall be discussed from time to time by Company and Distributor and any such OTC switch shall require mutual written consent of Company and Distributor.  Absent mutual written consent of Company and Distributor, Company shall not market or sell the Product as an OTC Product during the Term.

2.9.         Exercise of Certain Options; Other Covenants.  Company agrees to exercise its purchase option under a certain agreement, dated August 15, 2006, with Osmotics for TriCeram (a non-prescription ceramide dominant skin cream sold by Osmotics) within one year of the Effective Date.  Company further agrees [***].  Company agrees to use its best efforts to [***] prior to the Launch Date of the Product.

3.                                      PAYMENTS

3.1.         Milestones.  In consideration of the distribution rights granted to Distributor under Section 2 of this Agreement, Distributor shall pay to Company:

(a)           Upfront Milestone Payments

(i)            the non-refundable sum of one million five hundred thousand US Dollars (US $1,500,000), which shall be made within ten (10) business days of the Effective Date; and

(ii)           Subject to Section 13.3, the refundable sum of one million five hundred thousand US Dollars (US $1,500,000), which shall be made within ten (10) business days after [***]; and

(b)           Launch Milestone Payments

(i)            the non-refundable sum of one million US Dollars (US $1,000,000), which shall be made within ten (10) business days of [***]; and

(ii)           the non-refundable sum of one million US Dollars (US $1,000,000), which shall be made within ten (10) business days of [***]; and

(c)           Cumulative Net Sales Milestone Payments for the Product will be paid as follows:

(i)            Six hundred and twenty five thousand US Dollars (US $625,000), payable within [***] days after the end of the month in which cumulative Net Sales of the Product, measured from the Launch Date of the Product, reach [***] US Dollars (US $[***]);

(ii)           One million two hundred fifty thousand US Dollars (US $1,250,000), payable within [***] days after the end of the month in which cumulative Net Sales of the Product, measured from the Launch Date of the Product, reach [***] US Dollars (US $[***]);

(iii)         Two million five hundred thousand US Dollars (US $2,500,000), payable within [***] days after the end of the month in which cumulative Net Sales of the

Product, measured from the Launch Date of the Product, reach [***] US Dollars (US $[***]); and

(iv)          Six million two hundred fifty thousand US Dollars (US $6,250,000), payable within [***] days after the end of the month in which cumulative Net Sales of the Product, measured from the Launch Date of the Product, reach [***] US Dollars (US $[***]).

(d)           Additional Cumulative Net Sale Milestone Payments for the Product.

The following cumulative Net Sales milestones payments will be paid by Distributor to Company for cumulative Net Sales after [***].  For purposes of clarity, Distributor shall not be responsible for paying (and Company shall forfeit) any cumulative Net Sales milestones payable under this Section 3.1(d) accruing prior to [***].  For example, if cumulative Net Sales of the Product reach [***] US dollars ($[***]) in July 2009 and [***] in September 2009, Distributor will pay the additional cumulative Net Sales milestone payment described in Section 3.1(d)(iii), while the amounts described in Sections 3.1(d)(i) and 3.1(d)(ii) will be forfeited, and the milestone payment described in Section 3.1(d)(iv) would be paid only if cumulative Net Sales reach [***] US dollars ($[***]).

(i)            Six hundred and twenty five thousand US Dollars (US $625,000), payable within [***] days after the later to occur of (x) the end of the month in which cumulative Net Sales of the Product, measured from the Launch Date of the Product, reach [***] US Dollars (US $[***]) or (y) the date [***];

(ii)           One million two hundred fifty thousand US Dollars (US $1,250,000), payable within [***] days after the later of (x) the end of the month in which cumulative Net Sales of the Product, measured from the Launch Date of the Product, reach [***] US Dollars (US $[***]) or (y) the date [***];

(iii)         Two million five hundred thousand US Dollars (US $2,500,000), payable within [***] days after the later of (x) the end of the month in which cumulative Net Sales of the Product, measured from the Launch Date of the Product, reach [***] US Dollars (US $[***]) or (y) the date [***]; and

(iv)          Six million two hundred fifty thousand US Dollars (US $6,250,000), payable within [***] days after the later to occur of (x) the end of the month in which cumulative Net Sales of the Product, measured from the Launch Date of the Product, reach [***] US Dollars (US $[***]) or (y) the date [***].

(e)           The amounts described in Section 3.2.

3.2.         Pricing for the Product.

(a)           The purchase prices payable by Distributor to Company for the Product shall be calculated and paid to Company on a quarterly basis in accordance with the pricing structure set forth in Schedule 3.2(a).

(b)           Cost of the Product (including sample size) for the first Contract Year is set forth in Schedule 3.2(a).

(c)           Prices payable by Distributor to Company for the [***] sample tube of Product, provided it is not sold, will be at [***].

3.3.         Increases in Purchase Price for the Product.  Company shall have the right, at the end of each Contract Year, to make reasonable increases in the purchase price of the Product based on the increase, if any, in the Costs of the Product.  If the purchase price of the Product is increased by more than [***] percent ([***]%) in any Contract Year over the prior Contract Year purchase price, the Parties agree to discuss the reason(s) for the increase, and agree upon measures to be taken by Company to reduce the Costs for the Product.

3.4.         First Option Rights for Line Extensions.  Distributor shall have the first option to negotiate to acquire (subject to Section 3.4(d)) the distribution rights for any Line Extensions in the Field in the Territory, as follows:

(a)           Company and Distributor each acknowledge that each Party may develop concepts for potential Line Extensions that Company and Distributor decide to pursue together.  In the event that Distributor develops a concept for a Line Extension that it wishes to develop with Company, Distributor shall notify Company and the Parties will review such concept.  In the event that Company and Distributor determine to work jointly to develop such potential Line Extension, the Parties shall negotiate in good faith and agree to a feasibility study agreement that will address the obligations of Company and Distributor with respect to such development, the contributions to the costs associated therewith, and any reimbursement of such costs under any relevant circumstances.  For purposes of clarity, in the event that Company decides not to pursue any potential Line Extension developed or conceived by Distributor, Distributor shall have the right to pursue such Line Extension without any limitation and further obligation to Company; provided however, that such Line Extension shall not fall within the claims of the Patents.

(b)           In the event that Company, either pursuant to a feasibility study agreement between Company and Distributor pursuant to Section 3.4(a), or otherwise develops a Line Extension (including, for the avoidance of doubt, any Line Extension proposed by Distributor and initially rejected by Company pursuant to Section 3.4(a)), Company shall submit a data package to Distributor containing (i) a description of the Line Extension product comparable to that contained in Schedule 1.37 for the Product, (ii) three (3) months of accelerated aging stability data for such Line Extension, and (iii) samples of a prototype formulation for such Line Extension (collectively, a “Line Extension Data Package”), Company shall provide notice to Distributor together with such Line Extension Data Package.

(c)           At any time from receipt of a Line Extension Data Package as described in Section 3.4(b) and up to thirty (30) days thereafter, Distributor may exercise its right by sending notice to Company of its interest in acquiring such rights to such Line Extension.  After receipt of such notice, Company and Distributor shall negotiate exclusively and in good faith for a period of ninety (90) days thereafter to mutually agree on the terms and conditions for the distribution of such Line Extension.  The terms for Line Extensions shall include but not be limited to the following:

(i)            Upfront milestone payments:  There will be no upfront payments for Line Extensions;

(ii)           Launch milestone payments:  For Line Extensions, launch milestone payments, if any, will be discussed and determined prior to signing of the definitive agreement;

(iii)         Cumulative net sales milestones payments:  For Line Extensions, cumulative net sales milestones, if any, will be discussed and determined prior to signing of the definitive agreement; and

(iv)          Line Extension supply pricing:  Prices payable by Distributor to Company for Line Extensions shall be further discussed and mutually agreed upon by the Parties prior to the Launch Date for such Line Extension.  Promptly following the filing for Regulatory Approval for any Line Extension, the Company and Distributor shall enter into good faith discussions to agree on the supply pricing for any such Line Extension.

(d)           In the event that the Parties are not able to reach agreement for the distribution rights for any Line Extension pursuant to Section 3.4(c) within such ninety (90) day period, Company may grant distribution rights to such Line Extension to a Third Party; provided however, that prior to granting such distribution rights to a Third Party, Distributor has been given a final option to acquire such distribution rights on the same terms offered to the Third Party.

(e)           For the sake of clarity, Distributor’s option of first negotiation for any definitive agreements for the aforementioned Line Extensions shall expire, on a Line Extension-by-Line Extension basis, if such agreements are not executed within one hundred twenty (120) days after receipt of Registration for such Line Extension.

4.                                      PURCHASE OF PRODUCT

4.1.         Manufacturing Obligations.  Company shall manufacture, or have manufactured (by such Third Party manufacturer as may be mutually agreed upon from time to time by the Parties; any such Third Party manufacturer, a “Contract Manufacturer”), and sell to Distributor, and Distributor shall purchase from Company, those quantities of Product ordered by Distributor pursuant to purchase orders submitted from time to time in accordance with this Agreement.  If Company uses a Contract Manufacturer to supply Product to Distributor under this Agreement, such Contract Manufacturer shall be required to agree in writing for the benefit of Distributor as a third party beneficiary to be bound by the applicable terms and conditions of this Agreement relating to the manufacture and supply of Product, including without limitation Sections 2.3, 4, 6 and 8.  No arrangement with any Contract Manufacturer shall relieve Company of any obligation it otherwise would have under this Agreement, including Company’s obligation to supply Product to Distributor, and Company shall be responsible and liable to Distributor for any breach of any such obligations by Company or any Contract Manufacturer.

4.2.         How Supplied.  Product supplied under this Agreement shall be finished, packaged and labelled for commercial sale and sample supply in the Territory.  Distributor will place purchase orders for Product with Company at Company’s address above or at such other address or subsidiary as Company may indicate in writing.

4.3.         Purchase Orders.

(a)           Orders for purchases of Product shall be submitted to Company in writing on the form of purchase order attached as Schedule 4.3(a), and shall not bind Company unless and until confirmed by Company in writing, which shall be deemed to be given by Company  [***] business days after receipt, unless Company notifies Distributor otherwise.

(b)           The minimum batch size requirements for the Product are as set out in Schedule 4.3(b). Distributor shall not place more than one order in any one calendar month, except with the consent of Company.

4.4.         Packaging of Product.  All shipments of Product to Distributor will be packaged in accordance with Company’s standard packaging procedures and any other arrangements agreed between Distributor and Company and shipped on standard United States shipping pallets.  Distributor will be charged for any special printing, packaging and/or shipping requirements, provided that Company shall advise Distributor in advance of incurring such costs of the amount of such charges.

4.5.         Title and Risk of Loss.  The title, risk of loss or damage to any consignment of Product shall pass to Distributor at the time the Product is delivered to Distributor’s warehouse in the Territory.

4.6.         Certificate of Analysis/Certificate of Compliance.

(a)           Company shall provide Distributor with a certificate of analysis for each shipment of Product delivered to Distributor (a copy of which is to be faxed three (3) days in advance of such shipment to which it relates) confirming that the Product complies with the Specifications together with such explanatory material and user instructions as are required by any Applicable Law or good industry practice.

(b)           Company shall provide Distributor with a certificate of compliance for each shipment of Product delivered to Distributor (a copy of which is to be faxed three (3) days in advance of such shipment to which it relates) stating from a responsible representative of Company that the Product complies with Applicable Laws and good industry practice.

4.7.         Inspection of Product.  Distributor shall inspect each lot of Product delivered to it by Company at Distributor’s facility and may reject any Product which is Defective Product.  Distributor shall accept or reject each lot of Product within [***] business days of receipt at

Distributor’s facility.  In the event of rejection, Distributor shall inform Company of its reasons in writing of the specific basis which the Defective Product fails to meet the acceptance criteria, and, if requested by Company, Distributor will discuss in good faith how to best resolve any difference of opinion between them as to whether or not such Product is in fact Defective Product.  In the event that there is no difference of opinion, Company will replace such Defective Product free of costs and delivery charges as promptly as possible.  As Company may direct, Distributor will return the Defective Product to Company (or such designee as Company may instruct) with the freight costs to be at Company’s expense or hold or otherwise dispose of such Defective Product in accordance with Company’s instructions at Company’s expense.  Any disagreement regarding whether Product is deemed Defective Product shall be resolved in accordance with Section 6.7.

4.8.         Company’s Inability to Supply Product.  Company shall notify Distributor:  (i) as promptly as possible, but in no event more than [***] business days after Company’s receipt of an order from Distributor, or (ii) promptly upon becoming aware of an event of Force Majeure or any other event that would render Company (either itself or through a Contract Manufacturer) unable to supply the quantity of Product to Distributor that Company is required to supply hereunder.  In such latter event, Company shall implement all reasonable measures to promptly remedy such shortage.

(a)           In the event: (i) Company fails to ship the quantities of Product ordered by Distributor under this Agreement; (ii) Product shipped does not meet the relevant Specifications; or (iii) of any other inability to supply; Company and Distributor shall meet within [***] days of the first such occurrence so that the Parties may establish a reasonable recovery plan designed to resolve the situation as quickly as reasonably possible.

(b)           In the event of any inability to supply, Distributor may, in addition to any other remedies it may have at law or in equity, cancel, without charge or penalty, all or any portion of any order(s) relating to the Product during the period in which such inability to supply occurs and continues to occur and obtain its requirements for the Product from a qualified back-up manufacturer.  Company shall allow Distributor access to the Product Registration for the purpose of  qualifying a back-up manufacturer.

4.9.         Invoices.  Company will invoice Distributor for the Cost upon delivery of Product to Distributor or upon cancellation of a purchase order.

4.10.       Shipment Dates.  A purchase order from Distributor shall be necessary to initiate any shipment.  Distributor will specify desired Product shipment dates in the purchase order.  These shipment dates may not be scheduled prior to [***] days after the date the purchase order is received and acknowledged in writing by Company, unless by mutual consent of the Parties.  In the case of the first order or if there is any change in the art-work, shipment dates may not be scheduled prior to one hundred and [***] days after the complete, officially signed and approved relevant art-work is received and accepted in writing by Company (and, if applicable, provided to Contract Manufacturer).  Purchase orders from Distributor will be non-cancellable, except with the consent of Company, which the Company will not unreasonably withhold, or except as provided in Sections 4.8 or 4.11.

4.11.       Cancellation of Purchase Orders.  Distributor may cancel any purchase order (in whole or in part) at any time prior to [***] days before the scheduled delivery date for any quantity of Product that has begun the manufacturing pursuant to such purchase order, provided Distributor pays all Costs incurred in connection with the Product subject to such cancelled purchase order.  Should Distributor wish to cancel a purchase order as described in the preceding sentence, Company agrees to present Distributor with all Costs associated with such purchase order before Distributor decides whether or not to cancel the purchase order.  If the manufacturing of a Product pursuant to a purchase order has not commenced, Distributor may cancel the purchase order provided that Distributor shall reimburse Company for the Cost of all material purchased by Company to fill a cancelled purchase order (or part thereof) and which cannot (in Company’s reasonable opinion) within a reasonable period of time otherwise be used in Company’s operations, together with any expenses (including contractual obligations to Third Parties) to which Company has specifically committed for the manufacture of the Product and which cannot be reasonably transferred to any of Company’s other manufacturing operations, including but not limited to, storage and/or disposal of materials, for the purpose of fulfilling the order.

4.12.       Forecasts.  Distributor will issue to Company [***] days in advance of the Launch Date with respect to the Product, and thereafter on a quarterly basis by the first day of each quarter, a [***] rolling forecast of its monthly requirements of the Product which it expects to order, so that Company may incorporate said forecasts into its planning system but the document which initiates production activities is the purchase order.  Company will guarantee delivery dates for Product quantities that vary by up to [***] percent ([***]%) above or below the last quarter’s rolling forecast for that month issued prior to the purchase order placed by Distributor.  Variation above or below [***] percent ([***]%) shall be discussed between Company and Distributor and Company will use all reasonable efforts to maintain the delivery dates requested by Distributor.  Distributor shall keep throughout the term of this Agreement a stock of Product adequate to meet market demand and to cover possible shortages in the supplies of Product, such stock to correspond to approximately [***] months’ average sales.

4.13.       Shipping Terms.  Product supplied under this Agreement is sold [***] Distributor’s warehouse, United States, as defined in the International Chamber of Commerce’s Incoterms 2000.  Company shall be responsible for all shipping, freight and insurance costs associated with shipping the Product from the Company (or any Contract Manufacturer) to the Distributor’s designated warehouse, which costs shall be included with Costs.

5.                                      PRICE-PAYMENT TERMS

5.1.         Prices, Taxes and Duties.  Sales by Company to Distributor shall be made at the purchase prices shown in Schedule 3.2(a), subject to Section 3.3.  Company shall be solely responsible for all customs clearance of, and import/export regulations for the Product and it shall bear and pay all taxes, duties, levies and other charges imposed by reason of the purchase, import and resale of Product, and all costs and expenses of Company in connection with the foregoing shall be included within Costs.

5.2.         Payment for Product.

(a)           Distributor shall pay Company for invoices submitted pursuant to Section 4.9 within [***] days of the date of invoice, and payment shall be made by means of electronic transfer to such account as Company may direct.

(b)           Beginning with the calendar quarter in which the Launch Date for the Product occurs, and for each calendar quarter thereafter, Distributor shall pay Company the supply price for the Product, as determined pursuant to Schedule 3.2(a), less the amount previously paid during such calendar quarter pursuant to Section 5.2(a), within [***] days following the end of each such calendar quarter.  Each such payment shall be accompanied by a report, summarizing the total gross sales of the Product, on a Product-by-Product and country-by-country basis, Net Sales for each (including an itemization of the deductions applied to such gross sales to derive such Net Sales) during the relevant calendar quarter, the calculation of the total supply price due thereon and all credits applied to such amounts, including the Cost of the Product being applied as a credit against royalties.

5.3.         Late Payments.  If Distributor fails to pay on the due date any amount which is payable to Company under this Agreement then, without prejudice to Section 10 of this Agreement:

(a)           that amount shall bear interest from the due date until payment is made in full at the prime rate, as published in The Wall Street Journal, Eastern Edition, plus [***] percent ([***]%), on the due date of such payment, or, if less, at the maximum interest rate permitted by law; and

(b)           if payment is more than thirty (30) days past due, Company shall be entitled to suspend deliveries of Product to Distributor until the outstanding amount has been received by Company.

6.                                      OBLIGATIONS OF COMPANY

6.1.         Distributor’s Audit Rights.  Company agrees to permit up to three (3) of Distributor’s representatives, upon reasonable notice, to inspect those areas of the Company’s facilities where the Product is manufactured and tested, for the purpose of verifying compliance with Applicable Laws as well as with this Agreement.

6.2.         Raw Materials.  Company shall source for itself all materials necessary in connection with the manufacturing of the Product.  Company shall be solely responsible for ensuring that all such materials are of sufficient quality and meet other relevant standards in order for it to be utilized by Company in the manufacture of the Product.  The cost of all such analyses and evaluations shall be borne by Company and shall be included within Costs.  Company agrees to maintain and, if necessary, make available records of all such analyses and evaluations.

6.3.         Processing and Testing.  Company shall be responsible for all process, analytical method, equipment and cleaning validation and shall take all steps necessary to pass any applicable government inspection by the FDA.  All manufacturing, packaging, cleaning and analytical methods and processes must be validated by Company.  Validation protocol and reports are to be provided to the Distributor upon request.  Following validation of a process and or process change, Company shall promptly notify Distributor of such validation and, upon request, deliver a copy of the validation report to the Distributor and the associated stability data, if applicable.

6.4.         Compliance with Product Specifications.  Company shall be responsible for assuring that all Product manufactured, shipped and delivered by Company to Distributor under this Agreement conforms to the relevant Specifications for the Product, shall be packaged and labelled in accordance with this Agreement and the then-current packaging and labelling specifications and is in compliance in all material respects with all requirements of Applicable Laws, rules and regulations, all other requirements of any applicable cGMP or the Product Registration.  Distributor shall supply Company with Distributor’s labelling standards for the Product (including the NDC number(s) and bar codes) bearing Distributor’s corporate name and trade dress.  Company shall print labels, tubes and other printed material to be included as part of the Product and the cost of doing so shall be reflected in the price charged by Company for the Product pursuant to Section 3.2.  Product packaging shall include, to the extent permitted by Applicable Laws, a small grapic/text mark for “Ceragenix Pharmaceuticals” which shall be reasonably acceptable to Company.

6.5.         Manufacturing Facility GMP Compliance.  Company shall (and shall cause any Contract Manufacturer to) maintain all equipment and manufacturing facilities used to manufacture Product in good working condition and in compliance with cGMP.

6.6.         Product Release Testing.  Company shall obtain representative samples from each batch of Product produced and shall assay and analyze such samples in strict accordance with the relevant Specifications and standard operating procedures for the Product.   Company shall not ship any Product hereunder which, as indicated by a sample assay or analysis, as set forth above, does not conform to the relevant Specifications for the Product.  Any Product or the manufacture thereof that does not conform to the relevant Specifications for the Product shall be disposed of by Company, at Company’s cost, in accordance with Applicable Laws.

6.7.         Stability Testing.  Company shall, at its own cost, provide all ongoing stability support relating to the Product in accordance with FDA requirements, including, without limitation, preparation and keeping of documentation, records and reports relating thereto.

(a)           If Company and Distributor disagree as to whether any sample of Product meets the relevant Specifications for the Product, the matter will be submitted to an independent testing laboratory, acceptable to both Parties, for analysis, which analysis shall be performed in compliance with Applicable Laws and the Specifications and methodologies set forth in or identified by the Registration for the Product, to determine whether the Product conformed or did not conform to the Specifications and the test results obtained from such laboratory shall be final and binding upon both Parties.  The fees and expenses of such testing shall be borne by the Party ultimately determined to have incorrectly judged whether the Product met the relevant Specifications.

(b)           Distributor may return any Product to Company for full credit in accordance with Section 4.7 if such Product is not manufactured in accordance with cGMP or fails to meet the relevant Specifications for the Product due to the fault of Company or its Contract Manufacturer and Company shall pay all delivery and shipping and insurance costs in such circumstances.  Credit shall be limited to price paid by Distributor pursuant to Sections 3.2 and delivery and shipping and insurance costs; in each case, with respect to the units of the Product in question.  Such credit shall be applied by the Parties at the earliest possible opportunity to set off against any amount that otherwise is due or would have been due from Distributor to Company.  In the event the full amount of such credit is not applied and set off in such manner within three (3) months of the discovery of the Product failure giving rise to such credit, Company shall remit the remaining amount of such credit to Distributor in immediately payable funds.

6.8.         Inspection by Regulatory Authorities.  In the event Company receives any notification of any inspection of any manufacturing facility where the Product is manufactured, tested or stored by any governmental authority (including, without limitation, in connection with any FDA Form 483 Observations, warning letters or similar correspondences to and received from the FDA or any governmental authority having jurisdiction over the Product or any manufacturing facility), Company shall:

(a)           give Distributor prompt notice of such inspections;

(b)           promptly provide Distributor with copies of all such notices and all related documents and correspondence;

(c)           promptly furnish Distributor with copies of all Product related responses relating to such inspections.

(d)           Company shall advise Distributor within three (3) days if an authorized agent of the FDA or other governmental agency visits manufacturing facility utilized for the manufacture of the Product and requests or requires information or changes which directly pertain to the Product.  Distributor shall have the right to have a representative present only during the time of any such inspection of the Product and shall be provided with copies of all correspondence with the FDA or other governmental agency relating specifically to the Product.

6.9.         Product Complaints.  Company shall be responsible for performing all Product complaint investigations and shall prepare and maintain a database containing investigational findings of inquiries from consumers, physicians and customers related to the Product.  Company shall be responsible for testing and investigation of complaints on the Product per the Distributor’s request within [***] days.  For purposes of clarity, Company shall be responsible for investigating any complaint of physical damage to the Product arising prior to Distributor’s acceptance of the Product, including those recognized only upon sale to a Third Party.  Company shall not be responsible for performing Product complaint investigations for complaints associated with physical damage to the Product which is clearly attributable to Distributor’s shipping and handling of the Product.

6.10.      Product Changes.

(a)             The Company shall notify Distributor of any proposed changes in manufacturing, packaging, testing, storage or shipping of the Product and shall not implement any such changes without Distributor’s prior written approval, which approval may be withheld in Distributor’s sole and absolute discretion if any such change would result in a material change to the Registration or Product performance and/or characteristics, as defined in the Specifications for the Product. The Company shall also inform the Distributor in advance of any planned changes in processes, facilities or equipment that may impact the Product and shall not implement formulation changes without Distributor’s prior written approval (which approval may be withheld in Distributor’s reasonable discretion).

(b)             The Distributor shall from time to time have the right to propose changes to the Products.  If Distributor at any time requests a change to the Product and Company agrees such change is feasible with regard to the Product’s manufacturing process, such change shall be incorporated within the master batch record and/or Specifications for the Product in the form of a written request reviewed and agreed upon by both Company  and Distributor.

(c)             In the event a change to the Product is required by a Regulatory Authority with jurisdiction of the Product, the Distributor and Company agree that any changes required by such Regulatory Authority, shall be incorporated into the Product Specifications as evidenced by the written approval of Distributor prior to such incorporation.  At the time of such incorporation, such changes shall become part of the Specifications.

6.11.      Registrations.  Company shall, at its sole cost and expense (which shall not be included in the Cost):

(a)             be responsible for maintaining the 510(k) technical dossier for the Product and for filing, registration and maintenance of all other Regulatory Authorizations in the Territory in respect of its activities relating to the Product;

(b)             be responsible for determining whether or not to initiate Registration variation procedures and for maintaining adequate control over the quality commitments for the marketing authorization made to the regulatory authorities for Product; and

(c)             be responsible for the text and regulatory compliance of all immediate and secondary Product labeling (including package inserts) and shall provide Distributor copies of all regulatory approvals related to the Product.  For purposes of clarity, immediate and secondary Product labeling shall not include any promotional labeling for the Product developed by Distributor.

6.12.      Quality System and Design Control Requirements.  The Parties agree to enter into a Quality System and Design Control Agreement at least sixty days (60) before the Launch Date of the Product which sets forth (a) the roles and responsibilities of Company and Distributor with respect to quality system regulations for the Product as required under Applicable Laws, and (b) how the Parties’ shall interact with each other in connection with same (“Quality System and Design Control Agreement”).  The Parties have agreed to basic terms for the Quality System and Design Control Agreement which shall include, but not be limited to, the outline provided in Schedule 6.12.  In the event a conflict arises between any term in this Agreement and a term in the Quality System and Design Control Agreement, the term contained in this Agreement shall prevail.

6.13.       Non-Compete.  During the Term, Company shall not develop, license, manufacture, register, sell, promote or distribute in the Territory, or cause or permit to be developed, licensed, manufactured, registered, sold, promoted or distributed in the Territory, whether directly or indirectly, any Competitive Product; provided however, that, subject to Distributor’s rights with respect to the Option Product set forth in Section 2.7(b), Company shall have the right to manufacture, register, sell, promote and distribute the Option Product in the Territory during the Term.

6.14.       Proof of Concept Study.  Company agrees to diligently continue conducting its ongoing proof of concept study that compares the Product to Elidel® until completion, at Company’s sole cost and expense and shall provide Distributor with the results of such study within a reasonable time after the study’s completion, but no later than sixty (60) days after the last patient’s visit, with a final study report to be provided within one hundred and twenty (120) days of the last patient’s visit.

6.15.       Additional Studies.  As may be agreed upon by the Parties from time to time, the Company shall conduct additional studies designed to support the Product with funding for such additional studies to be agreed upon by the Parties.

6.16.       Other Obligations of Company.

(a)             Within [***] days of the Effective Date, Company agrees to develop validated analytical method(s) to characterize the product, for its chemical composition, at room and accelerated temperature conditions

(b)             Only at Distributor’s specific request, and in that case within [***] days or such other time frame agreed upon by the Parties, Company agrees to conduct appropriate studies comparing the safety and efficacy of the current Product formulation against the Product formulation used in the clinical study comparing the Product to [***].

7.                                      OBLIGATIONS OF DISTRIBUTOR

7.1.         Commercialization of the Product.  Distributor shall use commercially reasonable efforts, comparable to those a similarly situated company would use for a product of comparable commercial opportunity (without reference to any competitive products of Distributor), to (1) cause the Launch Date of the Product to occur within [***] of the Effective Date; provided that the Company can deliver launch quantities of commercially viable Product to Distributor within such time period pursuant to orders placed by Distributor; and (2) sell and distribute the Product in the Territory.  Distributor agrees to [***] commencing on the Launch Date for the Product and shall use commercially reasonable efforts to [***] during the first Contract Year.

7.2.         Other Obligations of the Distributor.

Distributor agrees:

(a)              to ensure that the Territory is covered by adequate and reasonable sales activities, comparable to those Distributor would use for a product of comparable commercial opportunity, including sampling, advertising, distribution of technical and sales matter, product performance demonstrations and other measures for promoting the sale of Product, and to use its commercially reasonable efforts, comparable to those Distributor would use for a product of comparable commercial opportunity;

(b)              to ensure that any Product is sold with the name of the Company on the Product’s packaging as the entity for which the Product is manufactured, as required by law;

(c)              to make clear, in all dealings with trade customers and prospective trade customers that it is acting as distributor of the Product in the Territory and not as agent of Company;

(d)              that its storage, distribution, promotion, marketing and sale of Product in the Territory shall fully comply with all Applicable Laws at any time being in force and be fully consistent with the conditions and requirements of the relevant Registration for such Product and Distributor shall hold Company harmless from any violation thereof;

(e)              to keep Company fully and timely informed of the price and price structure of Product in the Territory and shall promptly notify Company of any change thereof (provided always that Distributor shall be entitled to sell Products at such prices as it sees fit) and shall keep true accounts and records as described in Section 5.2(b) (“Records”) which enable verification of the amount of the payments due to Company under Sections 3.1(c) and 3.2.  Upon reasonable, written notice, Distributor will allow Company’s independent Third Party auditing firm, under appropriate terms of confidentiality, one time each Contract Year, to have access to its Records during normal business hours, to conduct an audit to verify the accuracy of payments made under Sections 3.1(c) and 3.2.  If the audit indicates an underpayment to Company of more than [***] percent ([***]%) in such Contract Year, the costs of the audit shall be reimbursed to Company by Distributor.  The Company and Distributor shall promptly make such balancing payments as are revealed to be appropriate by the audit together (in the event of underpayment by Distributor) with interest calculated pursuant to Section 5.3(a);

(f)               at its own cost and at its sole discretion, to create and select the art-work, proposed text and advertising and promotional materials to be used in connection with the Product.  All such art-work, text and advertising and promotional materials shall be sole property of Distributor.

7.3.        Non-Compete.  During the Term, Distributor shall not manufacture, register, sell, promote or distribute in the Territory, or cause or permit to be manufactured, registered, sold,

promoted or distributed in the Territory, whether directly or indirectly, any Distributor Competitive Product.

8.                                      TECHNICAL PROCEDURES

8.1.         Quality Agreement.  The Parties agree to enter into a Quality Agreement at least sixty days (60) before the Launch Date of the Product which sets forth (a) the roles and responsibilities of Company and Distributor with respect to the quality, technical, operational and certain regulatory functions for the Products, and (b) how the Parties shall interact with each other in connection with same (“Quality Agreement”).  The Parties have agreed to basic terms for the Quality Agreement  which shall include, but not be limited to, the outline provided in Schedule 8.1.  In the event a conflict arises between any term in this Agreement and a term in the Quality Agreement, the term contained in this Agreement shall prevail.

8.2.         Batch Release.

(a)             Batch review and release of Product shall be the responsibility of the Company.

(b)             For each batch of Product released for sale by the Distributor, the Company shall deliver to the Distributor: (1) a certificate of analysis as described in Section 4.6(a); (2) a certificate of compliance as described in Section 4.6(b); and (3) a packing list for each batch of Product.

(c)             The Company shall notify the Distributor within three (3) business days of becoming aware of the same in the event of any material deviation during manufacture or when any test reveals contamination or degradation in any batch of Product.

8.3.         Batch Documentation; Retention Samples.

(a)             Originals of all batch documentation shall be retained by the Company for a period of at least twelve (12) months past the expiry date of the Product, or such longer period as may be required by Applicable Laws.

(b)             At the request of the Distributor, the Company shall provide a copy of any of the executed batch documents relating to Product to the Distributor by facsimile or courier within three (3) business days of Distributor’s request.

(c)             Retention samples shall only be destroyed after the required regulatory holding period.

8.4.         Stability.

(a)             Company shall ensure that stability testing for the Product as required by regulatory authorities in the Territory is performed in compliance the Registration and Applicable Laws.  Company shall perform standard stability testing as defined in Company’s standard operating procedures or as separately agreed to in accordance with a Design History

File (DHF) for the Product.  Distributor shall receive a copy of Company’s Annual Report for the Product as long as Company is continuing to produce the Product for Distributor.

(b)             If a confirmed result indicates that a Product has failed to remain within stability specifications, the Company shall notify the Distributor within two (2) business days after such result becomes available.

(c)             The Company shall provide stability data relating to the Product to the Distributor on an ongoing basis as requested.

(d)             In the event this Agreement is terminated, the Company shall, as requested, continue to provide the Distributor with stability data supporting the acceptability of the Product until such Product distributed by the Distributor has reached the end of its shelf life.

9.                                      MEDICAL INFORMATION, COMPLAINTS ADVERSE EVENTS AND POST-MARKETING SURVEILLANCE

9.1.         Medical Information.  Distributor will provide a medical information service concerning the Product to the health professionals and patients in the Territory.

9.2.         Customer Complaints; Technical/Quality Related Issues.  Each Party will report to the other all customer complaints, technical or quality-related incidents and/or issues, of which it becomes aware.  Distributor shall be responsible for communicating with the customer to support the complaint handling process.  Company shall provide all necessary support to Distributor investigating and addressing all such customer complaints, technical or quality-related incidents.  The Parties agree to report all product quality customer complaints, technical or quality related incidents and/or issues to each other within [***] working days of receipt.

9.3.         Medical Device Reporting.  The Parties agree to comply with and be responsible for reporting all MDR Reportable Events to each other within [***] business days of becoming aware of same and agree to comply with all procedures established by Distributor, in accordance with all Applicable Laws in connection with the tracking and reporting of MDR Reportable Events.  Distributor alone is responsible for investigating and reporting to the FDA all MDR Reportable Events.

9.4.         Recalls.

(a)             Company will maintain such records and procedures to ensure that any batch of Product can be effectively and completely recalled by Distributor from the market in the event that such action is required.  Both Distributor and Company shall inform each other without delay, if any measures are necessary to remove or to minimise any risk with respect to a specific production lot or preparation of Product.

(b)             Distributor shall be responsible for deciding whether to initiate any Product recall, customer notice, restriction, corrective action or market action or any Product change.  Company shall bear the costs and expenses of such recall or corrective action and shall reimburse Distributor for the reasonable, out-of-pocket costs incurred by Distributor as a result of such recall or corrective action, including the replacement cost of any Product affected thereby, unless the cause or basis of such recall or corrective action is attributable to a condition, fact or action that constitutes a breach by Distributor of any of its obligations under this Agreement, or is otherwise attributable to an act or omission of Distributor in which case, Distributor shall bear the costs and expenses of such recall or corrective action, and shall reimburse Company for the reasonable out-of-pocket costs incurred by Company as a result of such action, including the replacement cost of any Product affected thereby.  The Parties shall cooperate fully with each other in effecting any recall of the Product pursuant to this Section 9.4, including communications with any customers or to the public.

(c)             Distributor’s procedures for a possible recall of Product will be included as part of the Quality Agreement pursuant to Section 8.1.

9.5.         Notification by Regulatory Authorities.  The Parties shall notify each other immediately of any information or notification it receives regarding any threatened or pending action by any competent authority which may affect the safety or efficacy claims of any Product or the continued marketing of same.  Upon receipt of any such information received pursuant to this Section 9.5, the Party receiving such notification shall consult with the other Party to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting Distributor’s right to make a timely report of such matter to any competent authority or to take any further action that Distributor deems appropriate, in its sole discretion, or is required by applicable law.

10.                               REPRESENTATIONS AND WARRANTIES

10.1.       By Each Party.  Each Party represents, warrants and covenants to the other Party that:

(a)             it shall maintain in full force and effect all necessary licenses, permits and other authorizations required by Applicable Law to carry out its duties and obligations under this Agreement;

(b)             it shall comply with all Applicable Laws applicable to its activities under this Agreement, including without limitation, any requirements of any product license applicable to the Product in the Territory;

(c)             it shall reasonably cooperate with the other Party with the goal of ensuring full compliance with Applicable Laws;

(d)             it shall reasonably cooperate with the other Party to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfil its reporting and other obligations under Applicable Laws to applicable Regulatory Authorities;

(e)             it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the requisite corporate power and authority to enter into this Agreement;

(f)                                          this Agreement has been validly executed and delivered, and, assuming that such documents have been duly authorized, executed and delivered by such Party, constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms;

(g)                                       performance of any of the terms and conditions of this Agreement on its part to be performed will not constitute any breach or violation of any other agreement or understanding, written or oral, government or court decree or order to which it is a party or by which it is bound; and

(h)                                       it is not insolvent or otherwise subject to a voluntary or involuntary bankruptcy petition and no administrator, administrative receiver or receiver has been appointed with respect of the whole or any part of its assets or business or if the Insolvent Party makes any composition with its creditors or takes or suffers any similar or analogous action in consequence of debt.

10.2.       By Company.  Company also represents, warrants and covenants to Distributor that:

(a)             Company has not granted distribution or marketing rights of any kind, for the Product in the Field in the Territory to any Third Party, and to the best of its knowledge, there are no Third Parties with any distribution or marketing rights of any kind for the Product in the Field, and Company has not granted distribution or marketing rights of any kind to any Line Extensions in the Field in the Territory to any Third Party;

(b)             Company has obtained all approvals required by the applicable governmental authorities for the Territory for manufacture of the Product at the agreed upon manufacturing facility where such Product will be manufactured;

(c)             Company has not received any written notice of any claimed infringement (including without limitation patent infringement), or any claim that the Patents, or any claim contained in the Patents, are invalid or unenforceable, with respect to the manufacture of the Product in the country in which the Product is manufactured or with respect to the use or sale of the Product in the Territory;

(d)             except as disclosed to Distributor in Schedule 10.2, Company has all right, title and interest to the Patents, and has not assigned or conveyed any right, title or interest in and to the Patents insofar as the Patents relate to the use or sale of the Product in the Territory;

(e)             to the best of Company’s knowledge, storage, distribution, promotion, marketing and sale of the Product in the Territory does not infringe any patent, copyright, trademark or other proprietary right of any Third Parties;

(f)              it has not received any written notification that there are any suits, claims, or proceedings pending, or to Company’s best knowledge and belief, threatened against Company or any of its Affiliates in any court or by or before any governmental body or agency with respect to the Product which would affect either the Company or the Distributors’ ability to perform its obligations under this Agreement;

(g)             except as disclosed to Distributor in Schedule 10.2, Company has the right to grant the exclusive rights for the Product in the Field in the Territory to Distributor, and it has not entered into any agreement with any Third Party that contravenes or diminishes such rights;

(h)            Company has not, and during the term of this Agreement, will not, either itself or through any Third Party, promote and/or sell in the Territory any Competitive Products or any other products of the Company in violation of Section 6.13;

(i)              upon the exercise of the purchase option with Osmotics as provided in Section 2.9, pursuant to and in accordance with the agreement not to compete and the exercise of the purchase option, Osmotics will be prohibited from marketing any product using any ceramide dominant barrier repair technology, including any Competitive Product using any ceramide dominant barrier repair technology;

(j)              in accordance with Section 2.9, Company shall use its best efforts to [***];

(k)             to the best of Company’s knowledge, there is no other material information, other than the information and disclosures Company has made to Distributor in Schedule 10.2 and information relating to economic conditions and the market for the Product  generally, which could have a material adverse effect on the Product in the Field in the Territory or Distributor’s ability to market and sell the Product in the Field in the Territory;

(l)              each Product sold and delivered by Company to Distributor hereunder shall meet applicable Specifications and shall not be adulterated or misbranded within the meaning of the U.S. Federal Food Drug and Cosmetic Act and is free and clear of all liens and encumbrances;

(m)            each Product shall be manufactured, packaged, labelled, stored and loaded for shipment to Distributor in accordance with the Specifications, cGMP, all Applicable Laws, including, without limitation, those relating to environmental law and safety and shall be  properly validated and shelf stable both before and after the Launch Date; and

(n)             Company (or, in the event a Contract Manufacturer is used, the Contract Manufacturer) has never been and is not currently (i) an individual who has been debarred by the FDA pursuant to 21 U.S.C. 33a(a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application, or an employer, employee or partner of such a debarred individual; or (ii) a corporation, partnership or association that has been debarred by FDA pursuant to 21 U.S.C. 335a(a) or (b) from submitting or assisting in the submission of a drug application, or a partner , shareholder, member, subsidiary, or Affiliate of a debarred entity.  Company has no knowledge of any circumstances which may affect the accuracy of the foregoing representation, including without limitation any FDA investigations of, or debarment proceedings against, the Company or any person or entity performing services or rendering assistance, which is in any way related to activities undertaken pursuant to this Agreement.  Company shall immediately notify Distributor in writing if it (or, in the event a Contract Manufacturer is used, the Contract Manufacturer), at any time during the Term of this Agreement, becomes aware of any such circumstances.

10.3.       By Distributor.  Distributor also represents, warrants and covenants to Company that:

(a)                                        Distributor shall be responsible for all price reporting for the Product to any and all governmental agencies, as well as any Third Party pricing publications;

(b)                                        Distributor shall be responsible for all rebates for the Product whether required by contract or state or federal law;

(c)                                        Distributor shall take all reasonable actions to ensure that all discounts and price reductions offered to its customers for the Product fall within the discount safe-harbor to the federal anti-kickback statute, as described in 42 U.S.C. 1320a-7b(b)(3)(A) and 42 C.F.R. 1001.952(h);

(d)             Distributor’s Trade Marks will not, to Distributor’s knowledge, violate any copyright, trademark or other proprietary right of any Third Parties; and

(e)                                        subject to Company’s obligations hereunder, each Product sold and delivered by Distributor shall meet applicable Specifications and shall not be adulterated or misbranded within the meaning of the U.S. Federal Food Drug and Cosmetic Act and is free and clear of all liens and encumbrances;

(f)                                          each Product shall be packaged, labelled, stored and loaded for shipment from Distributor in accordance with the Specifications, cGMP, all Applicable Laws, including, without limitation, those relating to environmental law and safety; and

(g)                                       none of Distributor, its Affiliates, Sales Agents and Sub-distributors has ever been nor is currently (i) an individual who has been debarred by the FDA pursuant to 21 U.S.C. 33a(a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application, or an employer, employee or partner of such a debarred individual; or (ii) a corporation, partnership or association that has been debarred by FDA pursuant to 21 U.S.C. 335a(a) or (b) from submitting or assisting in the submission of a drug application, or a partner , shareholder, member, subsidiary, or Affiliate of a debarred entity.  Distributor has no knowledge of any circumstances which may affect the accuracy of the foregoing representation, including without limitation any FDA investigations of, or debarment proceedings against, Distributor or any person or entity performing services or rendering assistance, which is in any way related to activities undertaken pursuant to this Agreement.

Distributor shall immediately notify Company in writing if it, its Affiliates, Sales Agents or Sub-distributors, at any time during the Term of this Agreement, becomes aware of any such circumstances.

11.                               LIABILITY AND INSURANCE

11.1.       Limitation of Warranties.  Except as may be expressly stated by Company on any Product or on Company’s packaging, or in Company’s information accompanying any Product, Company makes no representations or warranties of any kind with respect to such Product or that information, express or implied, including any implied warranty of merchantability or fitness for a particular purpose.  Company neither assumes nor authorises anyone, including its employees or representatives, to assume for it any obligation or liability in connection with Product.

11.2.       Product Claims.  Distributor agrees not to make any claims for any Product which are not included in the indications or are outside the scope of those permitted for medical devices or would prejudice the medical device classification of the Product and Distributor shall not make any representation or warranty with respect to the Product that is more extensive than, or inconsistent with any Registration or publications of Company or Third Parties relating to the Product.

11.3.       Insurance.  The Parties shall (and shall cause their respective Affiliates to), during the Term, and for a period of not less [***] years following termination or expiration of this Agreement, maintain product and general liability insurance (including blanket contractual liability) in a minimum amount of [***] US Dollars (US $[***]) for each claim, and [***] US Dollars (US $[***]) in the aggregate, to cover claims relating to the Product. All Parties at the request of another shall provide evidence to such requesting Party of compliance with its insurance obligation (and those of its Affiliates) under this Section 11.3 and evidence of renewals of any such policy from time to time.  The Parties agree that the insurance coverage provisions of this Section 11.3 shall be in effect no later than sixty (60) days before the Launch Date of the Product.

12.                               INTELLECTUAL PROPERTY

12.1.       Patents.  The Patents are owned by The Regents of the University of California (“UCSF”), and licensed to Company.  Company shall have the sole obligation to UCSF for any an all amounts due in connection with such license of the Patents and other intellectual property rights of any Third Party associated with, covering or claiming the Product, or the manufacture, use or sale of the Product, in the Territory.  The Parties recognize that UCSF has certain audit, patent prosecution, defense of infringement, notice and other rights in connection with Company’s license of the Patents from UCSF.  Distributor shall use diligent efforts to provide, under appropriate terms of confidentiality, information it may possess which Company reasonably requests in order to comply with Company’s obligations to UCSF under such license agreement.

12.2.       Company Trade Marks.  Company’s Trade Marks are the exclusive property of Company and Distributor shall not seek to register or have registered Company’s Trade Marks.

12.3.       Distributor Trade Marks and Copyrights.  Distributor shall own Distributor Trade Marks and any new copyright created by Distributor for the Product.  For purposes of this Agreement, Distributor Trade Marks shall mean those new trademarks developed by the Distributor for use with the Product (“Distributor Trade Marks”).

12.4.       Use of Distributor Brands.  Except for adding Distributor Trade Marks, Distributor shall sell Product in the same condition as it is received by it and shall not deface or alter any Product or its packaging, remove or modify any labels, instructions or identifying insignia applied to or furnished in connection with any Product or affix to any Product or its packaging any labels or signs not previously approved in writing by Company.  Nothing in this Section is intended to modify or diminish any of Distributor’s rights under Sections 6.11(c) and 12.6.

12.5.       Notification of Infringement.  Distributor shall inform Company of any infringement of Company’s rights in the Territory of which it becomes aware.  Company will decide on the best steps to be taken after having discussed the case with Distributor who shall give its full co-operation therefore.

12.6.       Effect of Termination.  Upon any termination of this Agreement by Company pursuant to Section 13.2(a) for Distributor’s breach, Distributor shall at Distributor’s sole discretion either (i) transfer ownership of the Distributor’s Trade Marks used solely with respect to such Product, and directly associated goodwill, to Company or (ii) provide an exclusive, perpetual, royalty-free license (with the right freely to sublicense) to the Distributor’s Trade Marks used solely with respect to such Product to Company, in each case at no cost to Company, and in each case solely for Company’s use in the promotion and sales of such Product in the Territory.  For the avoidance of doubt, Distributor’s Trade Marks shall include only the specific trade marks that Distributor creates to brand such Product and shall not include any other trade marks of Distributor or any of its Affiliates.  Where Distributor licenses the Distributor’s Trade Marks pursuant to clause (ii) of this Section 12.6, it shall not allow any such Distributor’s Trade Marks to lapse without offering to allow Company to maintain the same and to assign the same (before any such lapse takes effect) to Company for nil consideration and at no cost to Company.  During the term of any such license pursuant to clause (ii) of this Section 12.6, Distributor shall allow Company to enforce any such Distributor’s Trade Mark against infringement and defend any such Distributor’s Trade Mark against any attack (and shall lend such reasonable assistance to Company for such purposes as Company may request, at Company’s expense).  All costs associated with Company’s enforcement of such Distributor’s Trade Marks pursuant to clause (ii) of this Section 12.6, shall be the Company’s sole responsibility.

13.                               TERM AND TERMINATION

13.1.       Term.  This Agreement shall become effective upon the Effective Date, and, subject to the provisions of this Section 13, shall remain in effect with respect to the Product in each country in the Territory, until the expiration of the last valid claim covering the Product contained in a Patent in such country, or twenty (20) years after the first commercial sale of the Product in such country, whichever is longer (“Term”).

13.2.       Breach or Insolvency.  Without prejudice to any other rights or remedy it may have, each Party may terminate this Agreement by prior notice in writing to the other Party (“Other Parties”):

(a)           Either Party (the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety, in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder or any representation or warranty provided herein, and such default shall have continued for [***] days after written notice thereof was provided to the Breaching Party by the Non-breaching Party (or, if such default cannot be cured within such [***]-day period, if the Breaching Party does not commence and diligently continue actions to cure such default during such [***]-day period).  Any such termination shall become effective at the end of such [***]-day period unless the Breaching Party has cured any such breach or default prior to the expiration of such [***]-day period (or, if such default cannot be cured within such [***]-day period, if the Breaching Party has commenced and diligently continued actions to cure such default; provided however, that in no event shall the cure period exceed [***] days beyond the initial [***]-day period).  The right of either Party to terminate this Agreement as provided in this Section shall not be affected in any way by its waiver or failure to take action with respect to any previous default; or

(b)           if one of the Parties becomes insolvent (defined as such Party being subject to a voluntary or involuntary bankruptcy petition which is not dismissed within [***] days after filing) (the “Insolvent Party”), or if an order is made or a resolution is passed for the winding up of the Insolvent Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction) or if an administrator, administrative receiver or receiver is appointed in respect of the whole or any part of the Insolvent Party’s assets or business or if the Insolvent Party makes any composition with its creditors or takes or suffers any similar or analogous action in consequence of debt.

13.3.       Company’s Inability to Deliver Shelf Stable Product.  In the event that Company is unable to deliver to Distributor launch quantities of Product which is properly validated and shelf stable pursuant to valid purchase orders accepted by Company under Section 4.3 prior to the Launch Date, Distributor shall have the right to terminate this Agreement and collect from Company all milestone payments made to Company pursuant to Section 3.1(a)(ii) of this Agreement.

13.4.       Effect of Certain Terminations by Company.  If this Agreement is terminated by Company pursuant Sections 13.2(a) or 13.2(b), in addition to any other remedies available at law or in equity, and subject to Distributor’s right to sell inventory as provided in Section 13.6, and Company’s rights to Distributor’s Trade Marks pursuant to Section 12.6, as applicable:

(a)           all rights and licenses granted to Distributor shall terminate immediately; and

(b)           Distributor shall, at its sole cost and expense, promptly return to Company all applicable data and materials transferred by Company to Distributor under this Agreement, including, without limitation all records and materials in Distributor’s possession or control containing Confidential Information of Company (provided that Distributor may keep one (1) copy of such Confidential Information for archival purposes only).

13.5.       Effect of Certain Terminations by Distributor.  If this Agreement is terminated by Distributor pursuant to any of Sections 13.2(a) or 13.2(b), or by Distributor pursuant to Section 13.3, in addition to any other remedies available at law or in equity, and subject to Distributor’s right to sell inventory as provided in Section 13.6:

(a)           any licenses granted by Distributor to Company with respect to Distributor Brands shall immediately terminate;

(b)           Company shall, at its sole cost and expense: (i) promptly return to Distributor all applicable data and materials transferred by Distributor to Company under this Agreement, including, without limitation, all records and materials in Company’s possession or control containing Confidential Information of Distributor (provided that Company may keep one (1) copy of such Confidential Information for archival purposes only); and (ii) provide Distributor with all information necessary or desirable to cross-reference the 510(k) and any other regulatory filings in Company’s name with respect to the Product; and

(c)           all of Distributor’s obligations under this Agreement shall terminate except as specifically provided in this Section 13.5 or in Section 13.7 and 13.9; the rights and appointments granted under Section 2.1 shall continue in full force and effect and Distributor shall also have a non-exclusive, royalty-free, perpetual, irrevocable and sublicensable right and license to have the Product manufactured at the Contract Manufacturer or another qualified back up manufacturer, except that, after the effective date of such termination, all of Distributor’s payment obligations to Company with respect to such Product(s) shall be [***] percent ([***]%) of the amount that would otherwise be due and owing under this Agreement and all terms relating to payments shall continue to apply to the foregoing payments.

13.6.       Sale of Inventory.  Upon termination of this Agreement for any reason, in addition to the provisions of Sections 13.4 and 13.5, Distributor shall have the right, for a period of [***] days, or such other period as the Parties may mutually agree, to continue to sell any inventory of Product in Distributor’s possession or under Distributor control in the Territory consistent with the terms of this Agreement, existing commercial practices, and subject always to continued compliance with its payment obligations to Company pursuant to Sections 3.1 and 3.2 in respect of such sales.

13.7.       Expiration.  Following the expiration of this Agreement in any country in the Territory pursuant to Section 13.1, Distributor shall have a non-exclusive, royalty-free, perpetual,

irrevocable and sublicensable right and license to manufacture, have manufactured, market, sell, have sold, distribute and otherwise exploit the Product in such country.

13.8.       Accrued Rights.  Termination or expiration of this Agreement with respect to a country or in its entirety for any reason shall be without prejudice to Company’s right to receive all payments accrued and unpaid on the effective date of termination and shall not release any Party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination.  Except as expressly provided herein, all of the Parties’ rights and remedies hereunder are cumulative and non-exclusive.

13.9.       Surviving Obligations.  No termination or expiration of this Agreement with respect to a country or in its entirety shall affect or discharge any obligations, rights, disclaimers, conditions or limitations of any Party which arose prior to the effective date of such termination.  In addition, Sections 1, 4.7, 6.9, 8.3, 8.4, 9, 11.3, 13.4, 13.5, 13.6, 13.7, 13.8, 13.9, 14, 15 and 17 shall survive any termination or expiration of this Agreement with respect to a Product or in its entirety.

14.                               INDEMNIFICATION

14.1.       Company General Indemnification.  Except to the extent that any suits, claims, liabilities, costs, damages, judgments or other expenses (“Claims”) arise out of or result from the negligence or wilful misconduct of Distributor, Distributor’s breach of this Agreement, acts or omissions of Sales Agents or Sub-distributors, or as otherwise provided in this Agreement with respect to infringement claims, Company shall defend, indemnify and hold Distributor and any of its respective Affiliates and Sub-distributors, and all of their respective officers, directors, employees, agents and representatives harmless from and against all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) (“Losses”) incurred in connection with any Claim made by a Third Party against Distributor, and any of their respective Affiliates, Sub-distributors, and all of their officers, directors, employees, agents or representatives, arising out of or attributable to:

(a)           the safety or efficacy of any Product, including, but not limited to, any claim for product liability, property damage, personal injury, or death, or relating to the negligence, recklessness or wilful misconduct of Company or its Affiliates arising directly from manufacture or labelling of the Product;

(b)           breach by Company of any of its representations, warranties or covenants contained in Section 10.1 or 10.2; and

(c)           strict liability for regulatory activities conducted by Company relating to the Product and/or the Registrations prior to the Effective Date.

14.2.       Company Indemnification against Infringement.  Company shall, at its expense, defend any Claim brought against Distributor, its Affiliates, Sales Agents and Sub-distributors, and all of their respective officers, directors, employees, agents and representatives, and pay the amount of any adverse final judgment, to the extent that it is based upon a claim that any Product infringe any patent, copyright, trademark, trade secret or other proprietary right of a Third Party.  Distributor shall provide Company prompt notice in writing of any such action and permit Company to answer and defend such claim or action with counsel of Company’s choosing.  Distributor shall provide Company with such information and assistance and cooperation as Company reasonably requests, at Company’s expense, to help Company defend such action.  Company shall have the right to enter into a bona fide settlement or compromise of any action, provided that it is reasonable to assume that a settlement or compromise of the action would not adversely affect Distributor.  Company shall not settle or compromise the action without the written consent of Distributor, which consent shall not be withheld unreasonably; and in the event an action is brought pursuant to this Section 14.2, Company may, at its expense, either: (i) procure for Distributor the right to continue to offer to sell and sell the allegedly infringing Product; or (ii) replace or modify the Product with a product that is not subject to a claim of alleged infringement, but which product is equivalent to the Product.

14.3.       Distributor General Indemnification.  Except to the extent that any Claims arise out of or result from the negligence or wilful misconduct of Company or any Contract Manufacturer, their Affiliates and all of their respective officers, directors, employees, agents and representatives, or the material breach of Company’s obligations hereunder, Distributor shall defend, indemnify and hold Company, and their respective Affiliates and all of their respective officers, directors, employees, agents and representatives, harmless from and against all Losses incurred in connection with any Claim made by a Third Party against Company, and any of their respective Affiliates, Sub-distributors, and all of their officers, directors, employees, agents or representatives, arising out of or attributable to:

(a)           product liability, property damage, personal injury, or death relating to the negligence, recklessness or wilful misconduct of Distributor or its Affiliates or any Third Parties used or engaged by Distributor;

(b)           any breach by Distributor of any of its representations, warranties or covenants contained in Sections 10.1 and 10.3;

(c)           infringement by Distributor’s Trade Marks; and

(d)           strict liability relating to regulatory activities conducted by Distributor relating to the Product and/or the Registrations after the Effective Date.

14.4.       Procedure.  The indemnified Party shall provide the indemnifying Party prompt notice in writing of any such action and permit the indemnifying Party to answer and defend such claim or action with counsel of the indemnifying Party’s choosing.  The indemnified Party shall provide the indemnifying Party with such information and assistance and cooperation as the indemnifying Party reasonably requests, at the indemnifying Party’s expense, to help the indemnifying Party defend such action.  The indemnifying Party shall have the right to enter into a bona fide settlement or compromise of any action provided, that if it is reasonable to assume that a settlement or compromise of the action would adversely affect the indemnified Party, the indemnifying Party shall not settle or compromise the action without the written consent of the indemnified Party, which consent shall not be unreasonably withheld.  Notwithstanding any provision to the contrary, the indemnified Party shall have the right to participate in any such action with the indemnifying Party with counsel of the indemnified Party’s choosing, at the indemnified Party’s own cost.  Notwithstanding the foregoing, Distributor shall not enter into any settlement or consent to the making of any order which would be prejudicial to the validity or enforceability of any Patent or any other intellectual property right of Company without obtaining the prior, written consent of Company.

14.5.       Covenant to Co-operate.  In the event that either Company or Distributor becomes aware of any Third Party marketing and/or selling any Product in the Field in the Territory and such activity is infringes on any patents or violates any agreement between the Company and such Third Party, the Party with such information shall notify the other Party, and Company agrees to consult with Distributor to develop a joint strategy for Company to take all legal actions, at Company’s expense, necessary to enforce Distributor’s exclusive rights with respect to the Product in the Field in the Territory.  Distributor shall provide Company with such information, assistance and cooperation, as Company reasonably requests to help Company enforce Distributor’s rights hereunder.  Company shall not settle or compromise the action without the written consent of Distributor, which consent shall not be unreasonably withheld.

14.6.       Limitation on Liability.  EXCEPT FOR DAMAGE PROVISIONS OF SECTION 4.8, AND THE PARTIES’ INDEMNIFICATION OBLIGATIONS IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO THE OTHER FOR ANY AMOUNTS REPRESENTING LOSS OF DATA, REPROCUREMENT COSTS, LOST REVENUES OR PROFITS, PUNITIVE DAMAGES, OR FOR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES.

15.                               CONFIDENTIALITY AND NON-USE

15.1.       Obligation.  During the term of this Agreement, a Party (“Disclosing Party”) may disclose to the other Party, its affiliate’s directors, officers, employees and agents (“Receiving Party”) certain Confidential Information.  The Receiving Party shall keep Confidential Information confidential and such Confidential Information shall not, without the Disclosing Party’s prior written consent, be disclosed by the Receiving Party to any person or entity not a party to this Agreement in any manner whatsoever in whole or in part, and shall not be used by a Receiving Party other than in connection with the purposes contemplated by this Agreement.  Confidential Information shall be disclosed only to the affiliates directors, officers, employees and agents of the Receiving Party who need to know such Confidential Information for the purposes of this Agreement.  The Receiving Party hereto agrees that, unless required by applicable law or legal process, it will not disclose to any Third Party Confidential Information, nor use such Confidential Information it receives from the Disclosing Party, for any purpose other than that contemplated under this Agreement.

15.2.       Survival.  The obligations set forth in this Article shall survive expiration or termination of this Agreement for a period of five (5) years.

15.3.       Permitted Disclosures.

(a)           Notwithstanding the above, nothing contained in this Agreement shall preclude a Party from utilizing or disclosing to others its Confidential Information or utilizing Confidential Information received from another Party as may be required:  (a) for regulatory purposes, including submission of regulatory filings required to obtain governmental approvals subject to requesting confidential treatment; (b) for audit, tax or customs purposes subject to requesting confidential treatment; (c) by law, administrative or judicial order of any body having jurisdiction over the Party so required to make such disclosure (and whether or not such requirement has the force of law), with the consent of the other Party, which consent shall not be withheld unreasonably, in each case subject to Section 15.5.

(b)           Notwithstanding the above, either Party may disclose the other Party’s Confidential Information to the receiving Party’s Affiliates and its and their officers and employees, and actual and potential Sales Agents and Sub-distributors, actual and potential investors, legal and financial advisors, consultants, and the like; provided, however, that the Party disclosing the Confidential Information of the other Party shall impose upon such disclosees obligations of confidentiality and non-use at least equivalent in scope (and duration) to those set forth in Sections 15.1 and 15.2.

15.4.       Public Announcements.  No Party shall make any public announcements concerning this Agreement, except:  (a) as may be required legally by law, administrative or judicial order of any body having jurisdiction over the Party so required to make such announcement (and whether not such requirement has the force of law); or (b) no Party may include in a subsequent public statement or document, information regarding the Agreement which has not already been approved for public disclosure or publicly disclosed by the other Party.

15.5.       Confidential Treatment.  If any Party is required to make any disclosure permitted to be made under Section 15.4 or any other government filing relating to this Agreement, such Party shall, where practicable, seek confidential treatment for the terms and conditions of this Agreement to the fullest extent permitted by any governmental agency or self-regulatory organization to which such Party provides a copy of this Agreement.  Prior to seeking confidential treatment from any governmental agency or self-regulatory organization for any such document, such Party shall provide the other Party and the other Party’s counsel with a copy of the document redacted as the filing Party wishes to file such document, shall consult with the other Party and the other Party’s counsel and shall provide them with a reasonable opportunity to request the inclusion of specified provisions in any request by such Party for confidential treatment and the placement of a restrictive legend on each disclosure made.  Nothing in this Section 15.5 shall require any Party to breach any Applicable Law.

16.                               FORCE MAJEURE

16.1.       Notification of Force Majeure Event.  If any Party is affected by Force Majeure it shall forthwith notify the other Party of its nature and extent.

16.2.       Effect of Force Majeure Event.  No Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance or the non-

performance of any of its obligations hereunder, to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other Party, and the time for performance of that obligation shall be extended accordingly.

16.3.       Continuing Force Majeure Event.  If the Force Majeure in question prevails for a continuous period in excess of three (3) months, the Parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

17.                               MISCELLANEOUS PROVISIONS

17.1.       Relationship of the Parties.  The relationship between Company and Distributor hereunder is solely that of manufacturer and distributor, and between Company and Distributor hereunder is solely that of licensor and licensee, and Distributor is not an agent of Company for any purpose.  Distributor shall have no power or authority to bind Company in any manner and shall not hold itself out as the agent of Company for any purpose.

17.2.       Assignment; Binding Effect.  This Agreement shall be binding upon the successors and assigns of the Parties permitted hereunder, but are otherwise personal as between the Parties.  No Party may assign any interest under this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, except that no such consent shall be required to assign this Agreement to (i) an Affiliate; or (ii) a Third Party successor by merger or acquisition or by divestiture or spin-off of all or substantially all of the business or assets to which this Agreement relates.  Any purported assignment without a required consent shall be void.  No assignment shall relieve any Party of responsibility for the performance of any obligation which accrued prior to the effective date of such assignment.

17.3.       Expenses.  Each Party shall bear its own expenses with respect to the negotiations, preparation and execution of this Agreement.

17.4.       No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any Third Parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

17.5.       Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received, if delivered personally, (b) when transmitted, if telecopied (which is confirmed), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the business day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

If to Distributor, to:

Dr. Reddy’s Laboratories

200 Somerset Corporate Boulevard, 7th Floor

Bridgewater, NJ 08807

Attn: Head, Specialties Business

Facsimile: 908-203-4970

with copies sent concurrently to:

Dr. Reddy’s Laboratories

200 Somerset Corporate Boulevard, 7th Floor

Bridgewater, NJ 08807

Attn: Vice President, Legal Affairs

Facsimile: 908-203-6509

If to Company, to:

Ceragenix Pharmaceuticals, Inc.

1444 Wazee Street, Suite 210

Denver, CO 80202

Attn: Chief Executive Officer

Facsimile: 303-534-1860

with copies sent concurrently to:

Ceragenix Pharmaceuticals, Inc.

1444 Wazee Street, Suite 210

Denver, CO 80202

Attn: Chief Financial Officer

Facsimile: 303-534-1860

provided however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

17.6.       Governing Law.  This Agreement shall be governed by the laws of the State of New York without regard to any conflicts of law principals.

17.7.       Dispute Resolution.

(a)           The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach of this Agreement by providing written notice of a dispute to the other Party, and have any such dispute controversy or claim referred to the Executive Officers of the Parties, or their respective designees, for attempted resolution within twenty (20) days thereafter.  If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim shall be finally resolved by binding arbitration in accordance with the provisions set forth in this Section 17.7.

(b)          All disputes between the Parties arising from or relating to this Agreement or the breach of this Agreement that cannot otherwise be resolved informally, shall be finally resolved by arbitration in accordance with the then existing Rules of the American Arbitration Association (the “AAA”), as supplemented by the further requirements of this Section 17.7.  Such arbitration shall be conducted by three (3) arbitrators, one appointed by each of Company and Distributor and the third selected by the first two appointed arbitrators.

(c)          Within twenty (20) days after filing its request for arbitration with the AAA, the Party requesting arbitration of a dispute (the “claimant”) shall provide the other Party (the “respondent”) with a statement explaining the basis of its request for arbitration, including a listing all of the specific facts the claimant contends support its claims, all acts or omissions by the respondent that the claimant believes constitute a breach of this Agreement, all of the terms and provisions of this Agreement that the claimant believes have been breached, the names and addresses of each person the claimant believes has knowledge supporting its claim, and a concise statement of damages, including the means by which the claimed damages were calculated and the facts upon which the calculation(s) were based.  The claimant also shall provide the other Party with such statement a copy of all documents in its possession or control that it contends support its claim.

(d)          Within sixty (60) days of receipt of the above statement, the respondent shall provide a written reply statement to the claimant, setting forth a brief description of each of the defenses known to it at that time and the facts upon which the defenses are based, and the names and last known addresses of each witness supporting any such defenses.  The respondent also shall provide with such reply statement a copy of all documents in its possession or control that it contends support its defenses.

(e)          The requirements of Sections 17.7(c) and 17.7(d) are intended to supplement, and therefore are in addition to, the Rules and procedural requirements of the AAA.  In particular, the exchanges of documents and information required by such paragraphs shall be in addition to any discovery that is permitted under the Rules of the AAA or that the arbitrators may otherwise authorize in the arbitration.

(f)           The arbitrators shall be required to render a reasoned written opinion in support of their final decision, setting forth findings of fact, legal analysis and award.  The decision rendered by the arbitrators shall be final and binding upon the Parties.  Judgment upon the decision and any award made by the arbitrators may be entered in any court of competent jurisdiction.  Each Party shall pay its own expenses of arbitration and shall share equally in the fees and expenses of the arbitrators, unless the arbitrators assess against one Party the expenses of the other Party (including the other Party’s reasonable attorneys’ fees and expenses) in their award.

(g)          To the extent permitted by law, the arbitration proceeding shall be confidential and the arbitration panel shall issue appropriate protective orders to safeguard such confidentiality.  The Parties agree to keep confidential any documents exchanged between them pursuant to the arbitration and, the content of any testimony or written documents submitted pursuant to the arbitration.  No Party shall make (or instruct the arbitration panel to make) any public announcement with respect to the proceedings or decision of the arbitration panel without prior written consent of each other Party.  The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitration panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

(h)          The arbitration proceedings shall take place in New York City, New York.

17.8.       Amendments; Entire Agreement.  This Agreement contains the entire agreement between Distributor and Company with respect to its subject matter, supersedes all previous agreements or understandings with respect thereto and may not be modified except by an instrument in writing signed by the duly authorised representatives of the Parties.

17.9.       Waiver.  The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

17.10.     Severability.  If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part, the other provisions of this Agreement and the remainder of the affected provision shall continue to be valid.

17.11.     Construction.  The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.  The language of any dispute resolution proceeding in connection with this Agreement shall be English.

17.12.     Headings.  The headings of this Agreement have been provided for convenience only and shall have no legal effect in connection with any interpretation of any of the provisions of this Agreement.

17.13.     Counterparts.  This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart of this Agreement shall have been signed by each of the Parties and delivered to the other Party.

*  *  *  *  *  *  *  *  *  *  *

IN WITNESS WHEREOF, the Parties have executed this Distribution and Supply Agreement in duplicate as of the Effective Date.

Ceragenix Pharmaceuticals , Inc.		Dr. Reddy’s Laboratories, Inc.
Signed by:		Signed by:

Signature:	/s/ Steven Porter	Signature:	/s/ Jeffrey Wasserstein

Position:	Chief Executive Officer	Position:	EVP North America

Ceragenix Corporation

Signed by:

Signature:	/s/ Steven Porter

Position:	Chief Executive Officer

SCHEDULE 1.8

Company’s Trade Marks

EpiCeram®                             Registration No. 3,240,549

CeragenixTM                       Notice of allowance Serial No. 78/619974; awaiting documentation of commercial use.

SCHEDULE 1.36

List of Patents

UCSF barrier repair patent

US Patent No. 5,643,899

SCHEDULE 1.37

Product Information

[***]:

Ingredient	[***]	[***]
Capric Acid	[***]	[***]
Cholesterol	[***]	[***]
Dimethicone	[***]	[***]
Disodium EDTA	[***]	[***]
Glycerin	[***]	[***]
Glyceryl Stearate	[***]	[***]
Hydroxypropyl Bispalmitamide MEA	[***]	[***]
Linoleic Acid	[***]	[***]
Palmitic Acid	[***]	[***]
PEG-100 Stearate	[***]	[***]
Petrolatum	[***]	[***]
Phenoxyethanol	[***]	[***]
Phosphoric Acid	[***]	[***]
Potassium Hydroxide	[***]	[***]
Squalane	[***]	[***]
Water	[***]	[***]
Corn Syrup Solids	[***]	[***]
E. Cerifera (Candelilla) Wax	[***]	[***]

[***]

Indications:

The indications for Use Statement from the FDA is as follows:

FOR TOPICAL DERMATOLOGICAL USE ONLY

EPICERAM® is a skin barrier emulsion to be used to treat dry skin conditions and to manage and relieve the burning and itching associated with various types of dermatoses, including atopic dermatitis, irritant contact dermatitis, radiation dermatitis.  EPICERAM® helps to relieve dry waxy skin by maintaining a moist wound & skin environment, which is beneficial to the healing process.

Apply EPICERAM® in a thin layer to the affected skin areas 2 times per day (or as needed) and massage gently into the skin.   If the skin is broken, cover EPICERAM® with a dressing of choice.

SCHEDULE 1.45

Specifications

EPICERAM®

Skin Barrier Emulsion

For use in atopic dermatitis, irritant contact dermatitis, radiation dermatitis and other dry skin conditions.

NDC XXXX-XXXX-XX

XXXXX
Rev. XXXX

CERAGENIX™

CERAGENIX™

EPICERAM®

Skin Barrier Emulsion

See package insert for full discussion of indications, directions, contraindications and warnings.

Distributed by: Ceragenix Corp., Denver, CO. 80202

Manufactured by: Topiderm Inc., Amityville, NY. 11701

Stock No. XXXX-X

FOR USE IN TREATMENT OF DRY SKIN CONDITIONS AND TO RELIEVE THE BURNING AND ITCHING ASSOCIATED WITH ATOPIC DERMATITIS, IRRITANT CONTACT DERMATITIS AND RADIATION DERMATITIS.

EPICERAM®

Skin Barrier Emulsion

Rx only FOR TOPICAL DERMATOLOGICAL USE ONLY 50 g

FOR USE IN TREATMENT OF DRY SKIN CONDITIONS AND TO RELIEVE THE BURNING AND ITCHING ASSOCIATED WITH ATOPIC DERMATITIS, IRRITANT CONTACT DERMATITIS AND RADIATION DERMATITIS.

EPICERAM®

Skin Barrier Emulsion

Rx only FOR TOPICAL DERMATOLOGICAL USE ONLY 50 g

EPICERAM® is specially formulated to treat dry skin conditions by maintaining a moist wound and skin environment which is beneficial to the healing process.

Expiration Date: 2 years from date of manufacture.

Date of Manufacture:
xx/xx/xxxx

UPC AREA

For Topical Dermatological Use Only	Rx only

PRODUCT DESCRIPTION

EPICERAM® is a skin barrier emulsion.

INDICATIONS FOR USE

EPICERAM® is used to treat dry skin conditions and to manage and relieve the burning and itching associated with various types of dermatoses, including atopic dermatitis, irritant contact dermatitis, radiation dermatitis and helps to relieve dry waxy skin by maintaining a moist wound & skin environment, which is beneficial to the healing process.

CONTRAINDICATIONS

When an allergy to one of the ingredients is known.

WARNINGS

EPICERAM® does not contain a sunscreen and should always be used in conjunction with a sunscreen in sun exposed areas. In radiation dermatitis and/or in conjunction with ongoing radiation therapy apply following radiation therapy.  Do not apply within 4 hours prior to radiation therapy.  Apply twice daily or as indicated by the radiation therapist. After application, a temporary tingling sensation may occur (10 to 15 minutes).  Keep this and similar products out of the reach of children.  Follow directions for use.  If condition does not improve within 10 to 14 days, consult a physician.

PRECAUTIONS AND OBSERVATIONS

For the treatment of any dermal wound, consult a physician.

• Use EPICERAM® Skin Barrier Emulsion only as directed.

• EPICERAM® Skin Barrier Emulsion is non-toxic, however it is for external use only and should not be ingested or taken internally.

• If clinical signs of infection are present, appropriate treatment should be initiated.  If clinically indicated, use of EPICERAM® Skin Barrier Emulsion may be continued during the anti-infective therapy.

• If condition does not improve within 10 to 14 days, consult a physician.

• EPICERAM® Skin Barrier Emulsion does not contain a sunscreen and should always be used in conjunction with a sunscreen in sun exposed areas.

• In radiation dermatitis and/or in conjunction with ongoing radiation therapy, apply following radiation therapy.

• Do not apply within 4 hours prior to radiation therapy.

• Apply twice daily or as indicated by the radiation therapist.

• Following the application of EPICERAM® Skin Barrier Emulsion a temporary tingling sensation may occur (10 to 15 minutes).

• Keep this and other similar products out of the reach of children.

INSTRUCTIONS FOR USE

Wash affected area with a suitable cleanser.  Apply EPICERAM® in a thin layer to the affected skin areas 2 times per day (or as needed) and massage gently into the skin.  If the skin is broken, cover EPICERAM® with a dressing of choice.  If a gauze dressing is used, the gauze should be moist. In the case of radiation dermatitis, apply following radiation therapy (do not apply within 4 hours prior to therapy) and at least twice daily or as indicated by the radiation therapist.

INGREDIENTS

Capric Acid, Ceramide, Cetyl Alcohol, Cholesterol, Conjugated Linoleic Acid, Euphorbia Cerifera Wax, Decanoic Acid, Disodium EDTA, Food Starch Modified Corn Syrup Solids, Fragrance, Glycerin, Glyceril Stearate, Hydroxypropyl Bispalmitamide MEA, Palmitic Acid, PEG-100 Stearate, Petrolatum, Phenoxyethanol, Phosphoric Acid, Potassium Hydroxide, Squalane, Water.

HOW SUPPLIED

EPICERAM® Skin Barrier Emulsion is available in a 50 g tube. NDC XXXX-XXXX-XX

Store at 15°C to 30°C (59°F to 86°F), Do not freeze.

Distributed by: Ceragenix Corp., Denver, CO. 80202     Manufactured by: Topiderm inc., Amityville, NY.11701

Rx ONLY - Prescription Medical Device; Federal law restricts this device to sale by or on the order of a physician.

Note:  all packaging specifications provided under this Schedule 1.45 are intended to serve only as a guideline for the final Product packaging.

EpiCeram® Finished Product Release Tests & Specifications

Test	Specifications
Description (visual assessment)	[***]
Color	[***]
Odor	[***]
pH	[***]
Total Aerobic Microbial Count USP <61>	[***]

Note:  the finished product release tests and specifications presented in the table above are preliminary finished product release tests and specifications.  Final finished product release tests and specifications will be included in the Quality Agreement.

SCHEDULE 3.2(a)

Product Pricing Structure

Annual Net Sales Levels	Purchase Price as Percent of Net Sales
Up to [***] ($[***])	[***]
Above [***] ($[***]) and below [***] ($[***])	[***]
Above [***] ($[***]) and below [***] ($[***])	[***]
Above [***] ($[***]) and below [***] ($[***])	[***]
Above [***] ($[***]) and below [***] ($[***])	[***]
Above [***] ($[***])	[***]

Purchase Price percentages will be applied in increments based on Annual Net Sales Levels.  For example, on annual Net Sales of $[***], [***] percent will be paid on Net Sales up to $[***], [***] percent will be paid on Net Sales above $[***] and below $[***], and, [***] percent will be paid on Net Sales above $[***] and below $[***].  Therefore, that aggregate payment of due on such annual Net Sales is Cost + ($[***]) + ($[***]) + ($[***]), or Cost + $[***].

Costs shall be projected annually for each Contract Year and a “true-up” payment shall be made by one Party to the other within ninety (90) days after the end of a Contract Year to reflect actual Costs incurred for that Contract Year.

For purposes of clarity, Distributor shall deduct from amounts due to Company under this Schedule 3.2(a) all amounts Distributor paid to Company to purchase the Products during the course of a Contract Year.

The Product Pricing Structure contained in this Schedule 3.2(a) shall apply during the life of any patent covering the Product in any country in the Territory.  Thereafter, for the remainder of the Term of this Agreement and for any period thereafter where Company continues to supply Distributor with Product, the Supply Price shall be negotiated and mutually agreed to by the Parties.

For purposes of clarity, Distributor shall not be responsible, in whole or in part, for any costs associated whatsoever with Company’s efforts to develop a commercially viable Product prior to the Launch Date.

Costs for first Contract Year is as follows:

Tube Size (g)	Fully allocated cost per tube
[***]	$	[***]
[***]	$	[***]

*Fully burdened cost/tube that is based on [***] bulk batch production, final device filling/packaging at [***] and [***] batches per year.

SCHEDULE 4.3(a)

Form of Purchase Order

PURCHASE ORDER	PO #

Date:

From:	To:

Dr.Reddy’s Laboratories, Inc.	Ceragenix Pharmaceuticals, Inc.
1444 Wazee Street, Ste 210	1444 Wazee Street, Ste 210
200 Somerset Corporate Blvd, 7th Floor	Denver, CO 80202
Bridgewater, NJ 08807	Tel: [720] 848-8440
Tel:	Fax: [303] 634-1880
Fax:	Attn: CFO

Description	Tube Size	Date Required	Quantity	USD Amount
Epiceram

FOB:

Terms:
$—

Ship to:	Bill To:

Authorized Signature

SCHEDULE 4.3(b)

Batch Size Requirements

Product	Batch Size
Bulk EpiCeram Product	[***]

Finished Device	Minimum # of Tubes per [***] batch*
[***]	[***]
[***]	[***]

*This number indicates that minimum number of each tube type that can be filled to complete a [***] bulk order.

SCHEDULE 6.12

Outline of Quality System and Design Control Agreement

[***]

SCHEDULE 8.1

Outline for Quality Agreement

[***]

SCHEDULE 10.2

Company Disclosure Schedule

The Company’s rights to the Patents are derived from its exclusive license from The Regents of the University of California (UCSF).  Certain other parties possess limited rights to the technology embodied in the Patent which rights are summarized below and are addressed through terms of this Agreement above.

UCSF Exclusive License

The Company holds its rights to the Patents pursuant to an Exclusive License Agreement with The Regents of the University of California, dated June 28, 2000.  Pursuant to such exclusive license, The Regents granted to Osmotics (predecessor to the Company) an exclusive worldwide license, with a right to sublicense, under the 5,643,899 patent to make, have made, use, sell, offer to sell and import Licensed Product and to practice Licensed Method in the Field of Use.  Licensed Product is defined as any material that is either covered by the 5,643,899 patent, or the use of which would constitute an infringement of the 5,643,899 patent.  Licensed Method is defined as any method that is covered by the 5,643,899 patent, or the use of which would constitute an infringement of the 5,643,899 patent.  The Field of Use is defined as therapeutic and cosmetic applications in mammals, including humans.

Pursuant to such exclusive license, The Regents reserves the right to use the patent and associated technology for clinical, educational and research purposes including publication of research results and sharing such results with other non-profit institutions for their similar scope.

The Regents retains the right to maintain the patent at its own expense in any country where the Company has not elected to file, prosecute or maintain patent applications, and those patent applications will not be subject to the exclusive license agreement.

The Regents retains certain rights concerning infringement of the patent as set forth in the exclusive license agreement, and The Regents has the right to share in any damages received relating to infringement.

[***]

Osmotics Sublicense

Pursuant to a Patent Sublicense Agreement between the Company and Osmotics dated as of August 15, 2006, the Company granted Osmotics a worldwide sublicense under the Licensed Patents to make, have made, use, import, offer to sell, sell, and have sold Licensed Products and the right to the Licensed Methods in the Licensed Field.  [***].  The Company may purchase from Osmotics the rights under the agreement for the non-prescription formulation of the Barrier Repair Technology.  Licensed Field means cosmetic, non-prescription used of the Barrier Repair Technology, and defines any product not for sale in pharmacies, doctor’s offices, hospitals.

Licensed Method is defined as any method in the Licensed Field which is covered by any claim of an issued, unexpired Licensed Patent or is covered by any claim being prosecuted in a Licensed Patent that is in the form of a pending patent application.  License Patent is the 5,643,899 patent.  Licensed Products is defined as any product application, treatment or part thereof in the Licensed Field, the manufacture, use or sale of which is covered by any claim of an issued, unexpired Licensed Patent or is covered by any claim being prosecuted in a Licensed Patent that is in the form of a pending patent application.